OPTION TO LICENSE AGREEMENT

This Option to License Agreement (the “Agreement”) is entered into as of this day of September, 2010 (the “Effective Date”), by and among Yeda Research and Development Company Limited, a company formed and existing under the laws of the State of Israel, having a place of business at the Weizmann Institute of Science, POB 95, Rehovot, 76100, Israel (“Yeda”), and XTL Biopharmaceuticals, Ltd or any of its affiliates, a company formed under and existing the laws of the State of Israel, having a place of business at Kiryat Weizmann Science Park, Bldg. 3, POB 370, Rehovot, 76100, Israel (the “Company”).

WHEREAS, the Company has expressed an interest in being granted an option to obtain a commercial license from Yeda over the Yeda Technology (as defined below) (the “Option”); and

WHEREAS, Yeda and the Company desire to set out the terms and conditions in relation to the grant of the Option as more full set out herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Preamble and Definitions. The Preamble and Schedules hereto form an integral part of this Agreement.

1.1           “Yeda Know-How” shall mean (i) tangible or intangible know-how, (ii) trade secrets, inventions (whether or not patentable), (iii) data, (iv) preclinical and clinical results, (v) other information and (vi) any physical, chemical or biological material and any replication or any part of such material; relating to the Yeda Patents on the Effective Date.

1.2           “Yeda Patents” shall mean all patents, both foreign and domestic, including without limitation all substitutions, extensions, reissues, re-examinations, renewals and inventors certificates, issued as of, and patents issuing from applications (including provisionals, divisionals, continuations and continuations-in-part) pending as of, the Effective Date, detailed in Exhibit A attached hereto.

1.3           “Yeda Technology” shall mean: (i) the Yeda Patents; (ii) the Yeda Know-How subject to any rights granted (if granted) to third parties with respect to the Yeda Know-How prior to the Effective Date.

1.4           “License Agreement” shall mean an agreement pursuant to which Yeda grants a worldwide exclusive license to develop, make, have made, use and sell a Licensed Product.

1.5           “Licensed Product” shall mean any product incorporating or relaying on the Yeda Technology.

1.6           “License Option” shall have the meaning set forth in Section 2.

1.7           “License Option Period” shall have the meaning set forth in Section 2.

1.8.          “Option Benefit” shall mean that in the License Agreement (if entered into), as envisioned in Section 3 below, Yeda will grant to the Company a 15% discount from the market value of the customary economical terms granted by Yeda in similar licensing transactions.

2.            Grant of License Option. With effect from the Effective Date and in accordance with the provisions of this Agreement, Yeda hereby grants to XTL an exclusive option to obtain an exclusive, worldwide, royalty bearing license, under the Yeda Technology (the “License Option”). The License Option may be exercised by XTL at any time from the Effective Date and until the expiry of fifteen (15) months from the Effective Date (the “License Option Period”) by providing written notice to Yeda setting out XTL’s decision to exercise the License Option (the “Notice of Exercise”).

3.            Exclusivity during the License Option Period. Subject to the terms set out herein, Yeda shall be prohibited from entering into a License Agreement with any third party until the earlier of (a) the expiry of the License Option Period, if no Notice of Exercise is delivered by XTL to Yeda, or (b) six months after the expiry of the License Option Period, if XTL delivers to Yeda a Notice of Exercise during the License Option Period.

4.            License Agreement. Following receipt by Yeda of the Notice of Exercise, Yeda and XTL shall negotiate on a best efforts basis and in good faith the entering into a License Agreement between XTL and Yeda in relation to the Yeda Technology which shall include those terms and conditions which are customary in similar transactions, taking into consideration the Option Benefit. Furthermore the condition for such License Agreement shall take into account the scope of the Yeda Patents, the advancement and quality of the Yeda Know-How and any other specific circumstances that may apply to the Licenses Product.

5.            Payment. In consideration for the grant by Yeda to XTL of the License Option herein, XTL shall pay to Yeda a license option fee of US$120,000 (the “Option Fee”). XTL shall be obligated to pay to Yeda the Option Fee upon the earlier of: (a) completion by XTL of a public offering in which it raises by way of a prospectus an amount exceeding US$2,000,000 (the “Qualified Financing”), or (b) twelve (12) months from the date hereof (the “Initial Period”). In the event that prior to the expiry of the Initial Period, XTL raises an amount exceeding US$2,000,000 which does not qualify as a Qualified Financing (the “Fundraising”) and XTL does not pay the Option Fee to Veda within thirty (30) days from the completion of the Fundraising, then upon the expiry of the Initial Period, XTL shall add to the Option Fee an additional bonus amount of US$10,000 (the “Bonus Amount”), which shall be paid in accordance with the terms and conditions set out herein.

In the event that the aforesaid Initial Period has expired without XTL having completed a Qualified Financing, then XTL shall have the option, at its sole discretion, to either (i) pay Yeda the Option Fee (plus the Bonus Amount, if applicable) in cash, or (ii) issue to Yeda the Warrants (as defined below). Prior to the issuance of the Warrants by XTL, XTL shall notify Yeda in writing about the proposed number of Warrants to be issued and then Yeda shall have the option, to advise XTL in writing within seven (7) days of receipt of the letter from XTL, that Yeda wishes to postpone the payment of the Option Fee for a period of (12) months (the “Postponed Period”) in lieu of the issuance of the Warrants, in accordance with the same mechanism detailed herein.

Furthermore, in the event that upon the expiry of any such Postponed Period, a Qualified Financing has not been completed, then prior to issuance of the Warrants by XTL on the expiry of such applicable Postponed Period, XTL shall notify Yeda in writing about the proposed number of Warrants to be issued and then Yeda shall have the option, to advise XTL in writing within seven (7) days of receipt of the letter from XTL, that Yeda wishes to further postpone the payment of the Option Fee for another Postponed Period, in which event the payment of the Option Fee shall further be postponed for another Postponed Period.

In the event the Qualified Financing is not completed, during the Initial Period or any applicable Postponed Period, and Yeda does not request within the time frame mentioned above to postpone the payment of the Options Fee, then upon the expiry of the Initial Period or any applicable Postponed Period, XTL shall issue to Yeda the Warrants as detailed above.

In the event the Qualified Financing is completed, then XTL shall pay the Option Fee to Yeda in three (3) equal payments of US$40,000 each; the first within seven (7) days from completion of the Qualified Financing, and the remaining balance within thirty (30) and sixty (60) days from the first above-mentioned payment, respectively. Yeda shall issue invoices promptly after receipt of each payment.

For the purpose hereof, the term “Warrants” shall mean warrants exercisable at any time during a period of three (3) years from their date of grant, at the sole discretion of Yeda, to receive such number of ordinary shares of XTL calculated by dividing the Option Fee (plus the Bonus Amount, if applicable) by the average of the XTL closing price on TASE in the thirty (30) days prior to the date of grant, but in any event limited to such number of shares of XTL representing two percent (2%) of the issued and outstanding share capital of XTL (on a fully diluted basis) on the date of grant, with an exercise price of each warrant which shall be equal to the nominal value of each ordinary share of XTL.

6.           Termination. Yeda shall have the right to terminate the Option granted herein in the event that a financing of US$1,500,000 did not occur within twelve (12) months from the Effective Date.

7.           Miscellaneous.

7.1  Notices. All notices and communications to be given pursuant to or in connection with this Agreement shall be given in writing, by facsimile or by prepaid registered mail. If notice is sent by facsimile, it shall be deemed to have been served on the first business day after the date of transmission. All notices given by facsimile shall be confirmed by letter dispatched in the manner appearing in the immediately following sentence. Notices given by prepaid express registered letter (or nearest equivalent) shall be made to the address of the party given herein or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served seven (7) days after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted.

7.2  Waiver. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provision at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

7.3 Law. This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts in Tel Aviv.

7.4 Relationship of Parties. Nothing contained in this Agreement shall be construed to place the parties in relationship of partners or parties to a joint venture or to constitute either party an agent, employee or legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

7.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, and this Agreement may be amended only by a written document signed by both parties hereto.

7.6 Schedules. The following exhibits and schedules attached to this Agreement form an integral part hereof:

Exhibit A:                    Patents and Patent Applications

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[Signature page to Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Yeda Research and Development Company Limited			XTL Biopharmaceuticals, Ltd.

By:	/s/ Prof. Mud Sheves	/s/ Amir Naiberg	By:	/s/ David Grossman	/s/ Ronen Twito

Name:	Prof. Mud Sheves	Amir Naiberg	Name:	David Grossman	Ronen Twito

Title:	Chairman	CEO	Title:	CEO	CFO

Exhibit A
Patents and Patent Applications

1.           Yeda’s Ref.: 9740
Title: Modulators of Intracellular Inflammation, Cell Death and Survival Pathways
Inventors:  WALLACH David, BOLDIN Mark, MALINN Nikotai

Country	Application	Publication	Grant	Status
Israel	05/06/1997 – 121011	-	-	Abandoned
Israel	30/06/1997 – 121199	-	-	Abandoned
Israel	11/09/1997 – 121746	-	-	Abandoned
PCT	01/06/1998 – PCT/IL98/00255	10/12/1998 – WO 98/55507	-	Published
U.S.A.	01/06/1998 – 09/455,223	-	7,374,909 – 20/05/2008	Granted

2.           Yeda’s Ref.: 9726
Title: MODULATORS OF THE FUNCTION OF RECEPTORS OF THE TNF/NGF RECEPTOR FAMILY
Inventors:  WALLACH David, KOVALENKO Andrei (Andrew)
Country	Application	Publication	Grant	Status
Israel	19/03/1997 – 120485	-	-	Abandoned
PCT	19/03/1998 – PCT/IL98/00125	24/09/1998 – WO 98/41624	-	Published
U.S.A.	13/08/2001 – 09/927,458	-	7,083,788 – 01/08/2006	Granted
U.S.A.	13/08/2001 – 10/245,593	-	7,189,535 – 13/03/2007	Granted